EXHIBIT 4.10

NEITHER THIS WARRANT, NOR THE SHARES ISSUABLE UPON EXERCISE HEREOF, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND THIS WARRANT HAS BEEN, AND THE SHARES ISSUABLE UPON EXERCISE HEREOF WILL BE, ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS WARRANT, NOR THE SHARES ISSUABLE UPON EXERCISE HEREOF, NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT.

Warrant No. 2004-

WARRANT TO PURCHASE SHARES OF COMMON STOCK

OF

ENVIRONMENTAL POWER CORPORATION

THIS CERTIFIES that, for value received, [                    ] is entitled to purchase from ENVIRONMENTAL POWER CORPORATION, a Delaware corporation (the “Corporation”), subject to the terms and conditions hereof, [                    ] shares (the “Warrant Shares”) of the common stock, $.01 par value per share (the “Common Stock”) of the Corporation. This warrant, together with all warrants hereafter issued in exchange or substitution for this warrant, is referred to as the “Warrant”, and the holder of this Warrant is referred to as the “Holder.” The number of Warrant Shares is subject to adjustment as hereinafter provided. Notwithstanding anything to the contrary contained herein, this Warrant shall expire at 5:00pm EST on                     , 2007 [3 years from the Closing at which this Warrant is issued] (the “Termination Date”).

1. Exercise of Warrants. (a) The Holder may, at any time prior to the Termination Date, exercise this Warrant in whole or in part at an exercise price per share equal to $1.10, subject to adjustment as provided herein (the “Warrant Price”), by the surrender of this Warrant (properly endorsed) at the principal office of the Corporation, or at such other agency or office of the Corporation in the United States of America as the Corporation may designate by notice in writing to the Holder at the address of such Holder appearing on the books of the Corporation, and by payment to the Corporation of the Warrant Price in lawful money of the United States by check or wire transfer for each Warrant Share being purchased. Upon any partial exercise of this Warrant, there shall be executed and issued to the Holder a new Warrant in respect of the Warrant Shares as to which this Warrant shall not have been exercised. In the event of the exercise of the rights represented by this Warrant, a certificate or certificates for the Warrant Shares so purchased, as applicable, registered in the name of the Holder, shall be delivered to the Holder hereof within five (5) business days after the rights represented by this Warrant shall have been so exercised.

(b) If, but only if, at any time after one year from the date of issuance of this Warrant there is no effective registration statement registering the resale of the Warrant Shares by the Holder, this Warrant may also be exercised at such time by means of a “cashless exercise” in which, at any time prior to the Termination Date, the Holder of this Warrant may, at its option, exchange this Warrant, in whole or in part (a “Warrant Exchange”), for Warrant Shares by surrendering this Warrant at the principal office of the Corporation, accompanied by a notice stating such Holder’s intent to effect such exchange, the number of Warrant Shares to be exchanged and the date on which the Holder requests that such Warrant Exchange occur (the “Notice of Exchange”). The Warrant Exchange shall take place on the date specified in the Notice of Exchange or, if later, within five (5) days of the date the Notice of Exchange is received by the Corporation (the “Exchange Date”). The date on which the Corporation receives the Notice of Exchange is hereafter referred to as the “Exercise Date”. Certificates for the Warrant Shares issuable upon such Warrant Exchange and, if applicable, a new Warrant of like tenor evidencing the balance of the Warrant Shares remaining subject to this Warrant, shall be issued as of the Exchange Date and delivered to the Holder within three (3) business days following the Exchange Date. In connection with any Warrant Exchange, the number of Warrant Shares issued to the Holder shall be determined according to the following formula:

X = Y(A-B)

            A

Where:	X =	the number of Warrant Shares that shall be issued to the Holder, rounded to the next highest integer;

	Y =	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Holder and the number of Warrant Shares subject to the portion of the Warrant being exchanged in payment of the Warrant Price);

A =	the Closing Bid Price (as defined in Section 7 below) of one share of Common Stock on the trading day immediately preceding the Exercise Date; and
B =	the Warrant Price then in effect.

2. Reservation of Warrant Shares. The Corporation agrees that, prior to the expiration of this Warrant, it will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the number of Warrant Shares as from time to time shall be issuable by the Corporation upon the exercise of this Warrant.

3. No Stockholder Rights. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Corporation.

4. Transferability of Warrant. Prior to the Termination Date and subject to compliance with applicable laws, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Corporation by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed for transfer.

5. Certain Adjustments. With respect to any rights that Holder has to exercise this Warrant and convert into shares of Common Stock, Holder shall be entitled to the following adjustments:

(a) Merger or Consolidation. If at any time there shall be a merger or a consolidation of the Corporation with or into another corporation when the Corporation is not the surviving corporation, then, as part of such merger or consolidation, lawful provision shall be made so that the holder hereof shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Warrant Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor corporation resulting from such merger or consolidation, to which the holder hereof as the holder of the stock deliverable upon exercise of this Warrant would have been entitled in such merger or consolidation if this Warrant had been exercised immediately before such merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the holder hereof as the holder of this Warrant after the merger or consolidation.

(b) Reclassification, Recapitalization, etc. If the Corporation at any time shall, by subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of Common Stock, or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change.

(c) Split or Combination of Common Stock and Stock Dividend. In case the Corporation shall at any time subdivide, redivide, recapitalize, split or change its outstanding shares of Common Stock into a greater number of shares or declare a dividend upon its Common Stock payable solely in shares of Common Stock, the Warrant Price shall be proportionately reduced and the number of Warrant Shares proportionately increased. Conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Warrant Price shall be proportionately increased and the number of Warrant Shares proportionately reduced. Notwithstanding the foregoing, in no event will the Warrant Price be reduced below the par value of the Common Stock.

(d) Issuances of Additional Shares of Stock.

(i) Special Definitions. For purposes of this Section 5(d), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued).

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to subsection 5(d)(ii), deemed to be issued) by the Corporation after the Original Issue Date at a consideration per share (determined pursuant to subsection 5(d)(iii)) less than the Warrant Price in effect immediately prior to the issuance or deemed issuance of such Common Stock, other than:

(I)	shares of Common Stock issued or issuable upon conversion or exchange of any Convertible Securities or exercise of any Options outstanding on the Original Issue Date, including, without limitation, the Placement Agent Warrant described in the Confidential Offering Memorandum of the Corporation, dated March 22, 2004 (the “Memorandum”), and the other warrants of like tenor with this Warrant issued in connection with the offering described in the Memorandum;

(II)	shares of Common Stock issued or issuable by reason of a dividend, recapitalization, stock split, split-up or other distribution on shares of Common Stock that is covered by subsection 5(b) or 5(c) above; or

(III)	up to 3,000,000 shares of Common Stock (or Options with respect thereto) issued or issuable to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board.

(ii) Deemed Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by subsection 5(d)(i)(D) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Warrant Price pursuant to the terms of subsection 5(d)(iii) below, are revised (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Warrant Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Warrant Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Warrant Price to an amount which exceeds the lower of (i) the Warrant Price on the original adjustment date, or (ii) the Warrant Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by subsection 5(d)(i)(D) above), the issuance of which did not result in an adjustment to the Warrant Price pursuant to the terms of subsection 5(d)(iii) below (either because the consideration per share (determined pursuant to subsection 5(d)(iv) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Warrant Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in subsection 5(d)(ii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged (as applicable) Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Warrant Price pursuant to the terms of subsection 5(d)(iii) below, the Warrant Price shall be readjusted to such Warrant Price as would have obtained had such Option or Convertible Security never been issued.

(E) No adjustment in the Warrant Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities.

(iii) Adjustment of Warrant Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 5(d)(ii)), without consideration or for a consideration per share less than the Warrant Price in effect immediately prior to such issue, then the Warrant Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Warrant Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Warrant Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this subsection 5(d)(iii), all shares of Common Stock issuable upon conversion or exchange of Convertible Securities and Options outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding Convertible Securities and Options shall be determined without giving effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such Convertible Securities or Options resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(iv) Determination of Consideration. For purposes of this subsection 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I)	insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 5(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing

(I)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(v) Multiple Closing Dates. In the event (i) the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class, (ii) such issuance dates occur within a period of no more than 120 days, and (iii) the Warrant has not been exercised, in whole or in part, during such period, then, upon the final such issuance, the Warrant Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

6. Legend and Stop Transfer Orders. Unless the Warrant Shares have been registered under the Securities Act, upon exercise of any part of the Warrant, the Corporation shall instruct its transfer agent to enter stop transfer orders with respect to such Warrant Shares, and all certificates or instruments representing the Warrant Shares shall bear on the face thereof substantially the following legend, insofar as is consistent with Delaware law:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT of 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER SHARES EVIDENCED BY THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT.

7. Redemption. The Corporation shall have the right, upon 30 days’ written notice to the Holder (“Redemption Notice”), to redeem all or any portion of this Warrant at a price equal to $0.01 per Warrant Share, provided that (i) the Warrant Shares have been registered for resale pursuant to the Securities Act, and are freely tradable without restriction for at least the 30-day period preceding such notice and (ii) the Closing Bid Price (as hereinafter defined) for the Common Stock has been at least $2.00 (subject to adjustment to reflect forward or reverse stock splits, stock dividends, recapitalizations and the like) for the 10-trading day period immediately preceding the date of the Redemption Notice from the Corporation to the Holder. As used herein, “Closing Bid Price”, shall mean the closing bid price of the Common Stock as reported by Bloomberg Financial L.P. on the date in question (based on a trading day from 9:30 a.m. ET to 4:02 p.m. Eastern Time) (and, if no closing bid price is reported, the closing price as so reported, and if neither the closing bid price nor the closing price is so reported, the last reported price of the Common Stock as determined by an independent evaluator mutually agreed to by the Holder and the Corporation).

8. Miscellaneous. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware. All the covenants and provisions of this Warrant by or for the benefit of the Corporation shall bind and inure to the benefit of its successors and assigns hereunder. Nothing in this Warrant shall be construed to give to any person or corporation other than the Corporation and the holder of this Warrant any legal or equitable right, remedy or claim under this Warrant. This Warrant shall be for the sole and exclusive benefit of the Corporation and the holder of this Warrant. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation hereof. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Corporation, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Corporation shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be executed by its duly authorized officers under its seal, this      day of                     , 2004.

ENVIRONMENTAL POWER CORPORATION

By:
Name:
Title:

WARRANT EXERCISE FORM

To Be Executed by the Holder

in Order to Exercise Warrant

To:	Environmental Power Corporation
One Cate Street, 4th Floor
Portsmouth, New Hampshire 03801
Attention: Chief Financial Officer

Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. 2004A -             ), hereby irrevocably elects to purchase (check applicable box):

☐	shares of the Common Stock of Environmental Power Corporation covered by such Warrant; or

☐	the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b) (if applicable).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐	$ in lawful money of the United States; and/or

☐	if the provisions of subsection 1(b) of this Warrant are in effect, the cancellation of such portion of the attached Warrant as is exercisable for a total of Warrant Shares (using a Fair Market Value of $ per share for purposes of this calculation); and/or

☐	if the provisions of subsection 1(b) of this Warrant are in effect, the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

The undersigned hereby requests that certificates for the Warrant Shares purchased hereby be issued in the name of and delivered to:

ISSUED TO	DELIVERED TO

(please print or type name and address)	(please print or type name and address)

(please insert social security or other identifying number)	(please insert social security or other identifying number)

and if such number of shares of Common Stock shall not be all the shares evidenced by this Warrant Certificate, that a new Warrant for the balance of such shares be registered in the name of, and delivered to, Holder.

Signature of Holder

SIGNATURE GUARANTEE:

ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form. Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to _______________________________________________________________________________whose address is

___________________________________________________________________________________________________________

_____________________________________________________________________________________________________________

Dated: ,

Holder’s Signature:
Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.